Exhibit 10.6.3

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES

AND

AMERIGROUP NEW JERSEY, INC.

AGREEMENT TO PROVIDE HMO SERVICES

In accordance with Article 7, section 7.11.2A and 7.11.2B of the contract between AMERIGROUP New Jersey, Inc. and the State of New Jersey, Department of Human Services, Division of Medical Assistance and Health Services (DMAHS), effective date October 1, 2000, all parties agree that the contract shall be amended, effective November 1, 2003, as follows:

Non MCSA-November 1, 2003

1.	Article 1, “Definitions” section - for the following definitions:

•	Contractor;

•	Managed Care Service Administrator (new);

•	NJ FamilyCare Plan H;

•	Non-Risk Contract (new);

•	Restricted Alien (new)

shall be amended as reflected in the relevant pages of Article 1 attached hereto and incorporated herein.

2.	Article 4, “Provision of Health Care Services,” Sections 4.1.1(E); 4.1.7; 4.2.4(B)7 and 4.2.4(C) shall be amended as reflected in Article 4, Sections 4.1.1(E), 4.1.7, 4.2.4(B)7 and 4.2.4(C) attached hereto and incorporated herein.

3.	Article 5, “Enrollee Services,” Sections 5.2(A)8 and 5.2(A)9 shall be amended as reflected in Article 5, Sections 5.2(A)8 and 5.2(A)9 attached hereto and incorporated herein.

4.	Article 7, “Terms and Conditions,” Sections 7.13(A); 7.26(C) and 7.26(K) shall be amended as reflected in Article 7, Sections 7.13(A), 7.26(C) and 7.26(K) attached hereto and incorporated herein.

5.	Article 8, “Financial Provisions,” Sections 8.5.1; 8.5.9; 8.8(N); 8.8(0); 8.8(P) shall be amended as reflected in Sections 8.5.1; 8.5.9 (new); 8.8(N) (new); 8.8(0) (new); 8.8(P) (new) attached hereto and incorporated herein.

6.	Appendix, Section B, “Provision of Health Care Services,” B.4.1, Plan H Covered Durable Medical Equipment (new) shall be amended as reflected in Section B, B.4.1 attached hereto and incorporated herein.

Non MCSA-November 1, 2003

All other terms and conditions of the October 1, 2000 contract and subsequent amendments remain unchanged except as noted above.

The contracting parties indicate their agreement by their signatures.

AMERIGROUP	State of New Jersey
New Jersey, Inc.	Department of Human Services

BY: /s/ Norine Yukon	BY:

Matthew D. D’Oria

TITLE: President & CEO	TITLE:	Acting Director, DMAHS

DATE: September 3, 2003	DATE

APPROVED AS TO FORM ONLY

Attorney General

State of New Jersey

BY:

Deputy Attorney General

DATE:

with the contractor. Marketing by an employee of the contractor is considered direct; marketing by an agent is considered indirect.

Commissioner—the Commissioner of the New Jersey Department of Human Services or a duly authorized representative.

Complaint—a protest by an enrollee as to the conduct by the contractor or any agent of the contractor, or an act or failure to act by the contractor or any agent of the contractor, or any other matter in which an enrollee feels aggrieved by the contractor, that is communicated to the contractor and that could be resolved by the contractor within three (3) business days.

Complaint Resolution-completed actions taken to fully settle a complaint to the DMAHS’ satisfaction.

Comprehensive Risk Contract—a risk contract that covers comprehensive services, that is, inpatient hospital services and any of the following services, or any three or more of the following services:

1.    Outpatient hospital services.

2.    Rural health clinic services.

3.    FQHC services.

4.    Other laboratory and X-ray services.

5.    Nursing facility (NF) services.

6.    Early and periodic screening, diagnosis and treatment (EPSDT) services.

7.    Family planning services.

8.    Physician services.

9.    Home health services.

Condition—a disease, illness, injury, disorder, or biological or psychological condition or status for which treatment is indicated.

Contested Claim—a claim that is denied because the claim is an ineligible claim, the claim submission is incomplete, the coding or other required information to be submitted is incorrect, the amount claimed is in dispute, or the claim requires special treatment.

Continuity of Care—the plan of care for a particular enrollee that should assure progress without unreasonable interruption.

Contract—the written agreement between the State and the contractor, and comprises the contract, any addenda, appendices, attachments, or amendments thereto.

Contracting Officer—the individual empowered to act and respond for the State throughout the life of any contract entered into with the State.

Contractor—the Health Maintenance Organization with a valid Certificate of Authority in New Jersey that contracts hereunder with the State for the provision of comprehensive health care services to enrollees on a prepaid, capitated basis, or for the provision of

Amended as of November 1, 2003	I-5

administrative services for a specified benefits package to specified enrollees on a non-risk, reimbursement basis.

Contractor’s Plan—all services and responsibilities undertaken by the contractor pursuant to this contract.

Contractor’s Representative—the individual legally empowered to bind the contractor, using his/her signature block, including his/her title. This individual will be considered the Contractor’s Representative during the life of any contract entered into with the State unless amended in writing pursuant to Article 7.

Copayment—the part of the cost-sharing requirement for NJ FamilyCare Plan D and H enrollees in which a fixed monetary amount is paid for certain services/items received from the contractor’s providers.

Cost Avoidance—a method of paying claims in which the provider is not reimbursed until the provider has demonstrated that all available health insurance has been exhausted.

Cost Neutral—the mechanism used to smooth data, share risk, or adjust for risk That will recognize both higher and lower expected costs and is not intended to create a net aggregate gain or loss across all payments.

Covered Services—see “Benefits Package"

Credentialing—the contractor’s determination as to the qualifications and ascribed privileges of a specific provider to render specific health care services.

Cultural Competency—a set of interpersonal skills that allow individuals to increase their understanding, appreciation, acceptance of and respect for cultural differences and similarities within, among and between groups and the sensitivity to how these differences influence relationships with enrollees. This requires a willingness and ability to draw on community-based values, traditions and customs, to devise strategies to better meet culturally diverse enrollee needs, and to work with knowledgeable persons of and from the community in developing focused interactions, communications, and other supports.

CWA or County Welfare Agency also known as County Board of Social Services—the agency within the county government that makes determination of eligibility for Medicaid and financial assistance programs.

Days—calendar days unless otherwise specified.

DBI—the New Jersey Department of Banking and Insurance in the executive branch of New Jersey State government.

Default—see “Automatic Assignment"

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IPN or Independent Practitioner Network—one type of HMO operation where member services are normally provided in the individual offices of the contracting physicians.

Limited-English-Proficient Populations–individuals with a primary language other than English who must communicate in that language if the individual is to have an equal opportunity to participate effectively in and benefit from any aid, service or benefit provided by the health provider.

Maintenance Services—include physical services provided to allow people to maintain their current level of functioning. Does not include habilitative and rehabilitative services.

Managed Care—a comprehensive approach to the provision of health care which combines clinical preventive, restorative, and emergency services and administrative procedures within an integrated, coordinated system to provide timely access to primary care and other medically necessary health care services in a cost effective manner.

Managed Care Entity—a managed care organization described in Section 1903(m)(1)(A) of the Social Security Act, including Health Maintenance Organizations (HMOs), organizations with Section 1876 or Medicare+Choice contracts, provider sponsored organizations, or any other public or private organization meeting the requirements of Section 1902(w) of the Social Security Act, which has a risk comprehensive contract and meets the other requirements of that Section.

Managed Care Organization (MCO)— an entity that has, or is seeking to qualify for, a comprehensive risk contract, and that is -

1.	A Federally qualified HMO that meets the advance directives requirements of 42 CFR 489 subpart I; or

2.	Any public or private entity that meets the advance directives requirements and is determined to also meet the following conditions:

(i)	Makes the services it provides to its Medicaid enrollees as accessible (in terms of timeliness, amount, duration, and scope) as those services are to other Medicaid recipients within the area served by the entity; and

(ii)	Meets the solvency standards of 42 CFR 438.116.

Managed Care Service Administrator (MCSA) - an entity in a non-risk based financial arrangement that contracts to provide a designated set of services for an administrative fee. Services provided may include, but are not limited to: medical management, claims processing, provider network maintenance.

Mandatory—the requirement that certain DMAHS beneficiaries, delineated in Article 5, must select, or be assigned to a contractor in order to receive Medicaid service’s.

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NJ FamilyCare Plan D—means the State-operated program which provides managed care coverage to uninsured:

•	Parents/caretakers with children below the age of 19 who do not qualify for AFDC Medicaid with family incomes up to and including 200 percent of the federal poverty level; and

•	Parents/caretakers with children below the age of 23 years and children from the age of 19 through 22 years who are full time students who do not qualify for AFDC Medicaid with family incomes up to and including 250 percent of the federal poverty level; and

•	Children below the age of 19 with family incomes between 201 percent and up to and including 350 percent of the federal poverty level.

Eligibles with incomes above 150 percent of the federal poverty level are required to participate in cost sharing in the form of monthly premiums and copayments for most services with the exception of both Eskimos and Native American Indians under the age of 19 years. These groups are identified by Program Status Codes (PSCs) or Race Code on the eligibility system as indicated below. For clarity, the Program Status Codes or Race Code, in the case of Eskimos and Native American Indians under the age of 19 years, related to Plan D non-cost sharing groups are also listed.

PSC	PSC	Race Code
Cost Sharing	No Cost Sharing	No Cost Sharing

301	300	3
493	380
494	497
495
498

In addition to covered managed care services, eligibles under these programs may access certain services which are paid fee-for-service and not covered under this contract.

NJ FamilyCare Plan H-means the State-operated program which provides managed care administrative services coverage to uninsured:

•	Adults and couples without dependent children under the age of 19 with family incomes up to and including 100 percent of the federal poverty level;

•	Adults and couples without dependent children under the age of 23 years, who do not qualify for AFDC Medicaid, with family incomes up to and including 250 percent of the federal poverty level.

•	Restricted alien parents not including pregnant women.

Plan H eligibles will be identified by a capitation code. Capitation codes drive the service package. The Program Status Code drives the cost-sharing requirements.

Any of the Program Status Codes listed below can include restricted alien parents. Therefore, it is necessary to rely on the capitation code to identify Plan H eligibles.

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Eligibles with incomes above 150 percent of the federal poverty level are required to participate in cost sharing in the form of monthly premiums and copayments for most services. These groups are identified by the program status code (PSC) indicated below. For clarity, the program status codes related to Plan H non-cost sharing groups are also listed.

PSC	PSC
Cost Sharing	No Cost Sharing

498 (w/corresponding cap code) 701	380, 310, 320, 330, 410, 420, 430, 470, 497 (with corresponding cap codes) 700 763

NJ FamilyCare Plan I - means the State-operated program that provides certain benefits on a fee-for-service basis through the DMAHS for Plan D parents/caretakers with a program status code of 380.

N.J.S.A.—New Jersey Statutes Annotated.

Non-Covered Contractor Services—services that are not covered in the contractor’s benefits package included under the terms of this contract.

Non-Covered Medicaid Services—all services that are not covered by the New Jersey Medicaid State Plan.

Non-Participating Provider—a provider of service that does not have a contract with the contractor.

Non-Risk Contract - a contract under which the contractor 1) is not at financial risk for changes in utilization or for costs incurred under the contract; and 2) may be reimbursed by the State on the basis of the incurred costs.

OIT—the New Jersey Office of Information Technology.

Other Health Coverage—private non-Medicaid individual or group health/dental insurance. It may be referred to as Third Party Liability (TPL) or includes Medicare.

Out of Area Services—all services covered under the contractor’s benefits package included under the terms of the Medicaid contract which are provided to enrollees outside the defined basic service area.

Outcomes—the results of the health care process, involving either the enrollee or provider of care, and may be measured at any specified point in time. Outcomes can be medical, dental, behavioral, economic, or societal in nature.

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Referral Services—those health care services provided by a health professional other than the primary care practitioner and which are ordered and approved by the primary care practitioner or the contractor.

Exception A: An enrollee shall not be required to obtain a referral or be otherwise restricted in the choice of the family planning provider from whom the enrollee may receive family planning services.

Exception B: An enrollee may access services at a Federally Qualified Health Center (FQHC) in a specific enrollment area without the need for a referral when neither the contractor nor any other contractor has a contract with the Federally Qualified Health Center in that enrollment area and the cost of such services will be paid by the Medicaid fee-for-service program.

Reinsurance—an agreement whereby the reinsurer, for a consideration, agrees to indemnify the contractor, or other provider, against all or part of the loss which the latter may sustain under the enrollee contracts which it has issued.

Restricted Alien - An individual who would qualify for Medicaid or NJ FamilyCare, but for immigration status.

Risk Contract-a contract under which the contractor assumes risk for the cost of the services covered under the contract, and may incur a loss if the cost of providing services exceeds the payments made by the Department to the contractor for services covered under the contract.

Risk Pool - an account(s) funded with revenue from which medical claims of risk pool members are paid. If the claims paid exceed the revenues funded to the account, the participating providers shall fund part or all of the shortfall. If the funding exceeds paid claims, part or all of the excess is distributed to the participating providers.

Risk Threshold—the maximum liability, if the liability is based on referral services, to which a physician or physician group may be exposed under a physician incentive plan without being at substantial financial risk.

Routine Care—treatment of a condition which would have no adverse effects if not treated within 24 hours or could be treated in a less acute setting (e.g., physician’s office) or by the patient.

Safety-net Providers or Essential Community Providers—public-funded or government-sponsored clinics and health centers which provide specialty/specialized services which serve any individual in need of health care whether or not covered by health insurance and may include medical/dental education institutions, hospital-based programs, clinics, and health centers.

SAP—Statutory Accounting Principles.

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the individual will be disenrolled. This does not apply to situations when the enrollee is out of State for care provided/authorized by the contractor, for example, prolonged hospital care for transplants. For full time students attending school and residing out of the country, the contractor shall not be responsible for health care benefits while the individual is in school.

E.	Existing Plans of Care. The contractor shall honor and pay for plans of care for new enrollees, including prescriptions, durable medical equipment, medical supplies, prosthetic and orthotic appliances, and any other on-going services initiated prior to enrollment with the contractor. Services shall be continued until the enrollee is evaluated by his/her primary care physician and a new plan of care is established with the contractor.

The contractor shall use its best efforts to contact the new enrollee or, where applicable, authorized person and/or contractor care manager. However, if after documented, reasonable outreach (i.e., mailers, certified mail, use of MEDM system provided by the State, contact with the Medical Assistance Customer Center. (MACC), DDD, or DYFS to confirm addresses and/or to request assistance in locating the enrollee) the enrollee fails to respond within 20 Working days of certified mail, the contractor may cease paying for the pre-existing service until the enrollee or, where applicable, authorized person, contacts the contractor for re-evaluation.

For MCSA enrollees, the contractor shall case manage these services (Not applicable to non-MCSA contractor).

F.	Routine Physicals. The contractor shall provide for routine physical examinations required for employment, school, camp or other entities/programs that require such examinations as a condition of employment or participation.

G.	Non-Participating Providers.

1.	The contractor shall pay for services furnished by non-participating providers to whom an enrollee was referred, even if erroneously referred, by his/her PCP or network specialist. Under no circumstances shall the enrollee bear the cost of such services when referral errors by the contractor or its providers occur. It is the sole responsibility of the contractor to provide regular updates on complete network information to all its providers as well as appropriate policies and procedures for provider referrals.

2.	The contractor may pay an out-of-network hospital provider, located outside the State of New Jersey, the, New Jersey Medicaid fee-for-service rate for the applicable services rendered.

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3.	DME
4.	Hearing aids
5.	Medical supplies
6.	Orthotics
7.	TMJ treatment

14.1.7           BENEFIT PACKAGE FOR NJ FAMILYCARE PLAN H (Section 4.1.7 Not applicable to non-MCSA contractor).

A.	Services Included In The Contractor’s Benefits Package for NJ FamilyCare Plan H. The following services shall be provided and case managed by the contractor:

1.	Primary Care

a.	All physicians services, primary and specialty

b.	In accordance with state certification/licensure requirements, standards, and practices, primary care providers shall also include access to certified nurse midwives - non-maternity, certified nurse practitioners, clinical nurse specialists, and physician assistants

c.	Services rendered at independent clinics that provide ambulatory services

d.	Federally Qualified Health Center primary care services

2.	Emergency room services

3.	Home Health Care Services — Limited to skilled nursing for a home bound beneficiary which is provided or supervised by a registered nurse, and home health aide when the purpose of the treatment is skilled care; and medical social services which are necessary for the treatment of the beneficiary’s medical condition.

4.	Inpatient Hospital Services, including general hospitals, special hospitals, and rehabilitation hospitals. The contractor shall not be responsible when the primary admitting diagnosis is mental health or substance abuse related.

5.	Outpatient Hospital Services, including outpatient surgery

6.	Laboratory Services — All laboratory testing sites providing services under this contract must have either a Clinical Laboratory Improvement Act (CLIA) certificate of waiver or a certificate of

Amended as of November 1, 2003	IV-15

registration along with a CLIA identification number. Those providers with certificates of waiver shall provide only the types of tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory services.

7.	Radiology Services — Diagnostic and therapeutic

8.	Prescription drugs, excluding over-the-counter drugs Exception: See Article 8 regarding Protease Inhibitors and other antiretrovirals.

9.	Transportation Services — Limited to ambulance for medical emergency only

10.	Diabetic supplies and equipment

11.	DME - limited benefit, only covered when medically necessary part of inpatient hospital discharge plan — (see Appendix, Section B.4.1 for list of covered items)

Services Available To NJ FamilyCare Plan H Under Fee-For-Service. The following services are available to NJ FamilyCare Plan H enrollees under fee-for-service:

1.	Outpatient mental health services, limited to 60 days per calendar year.

2.	Abortion services

C.	Exclusions. The following services not covered for NJ FamilyCare Plan H participants either by the contractor or the Department include, but are not limited to:

1.	Non-medically necessary services.

2.	Intermediate Care Facilities/Mental Retardation

3.	Private duty nursing

4.	Personal Care Assistant Services

5.	Medical Day Care Services

6.	Chiropractic Services

7.	Dental services

8.	Orthotic devices

9.	Targeted Case Management for the chronically ill

10.	Residential treatment center psychiatric programs

11.	Religious non-medical institutions care and services

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12.	Durable Medical Equipment - excludes any equipment not listed in Appendix, Section B.4.1 and not co’ gyred if not part of inpatient hospital discharge plan

13.	Early and Periodic Screening, Diagnosis and Treatment (EPSDT) services (except for well child care, including immunizations and lead screening and treatments)

14.	Transportation Services, including non-emergency ambulance, invalid coach, and lower mode, transportation

15.	Hearing Aid Services

16.	Blood and Blood Plasma, except administration of blood, processing of blood, processing fees and fees related to autologous blood donations are covered.

17.	Cosmetic Services

18.	Custodial Care

19.	Special Remedial and Educational Services

20.	Experimental and Investigational Services

21.	Medical Supplies (except diabetic supplies)

22.	Infertility Services

23.	Rehabilitative Services for Substance Abuse

24.	Weight reduction programs or dietary supplements, except operations, procedures or treatment of obesity when approved by the contractor

25.	Acupuncture and acupuncture therapy, except when performed as a form of anesthesia in connection with covered surgery

26.	Temporomandibular joint disorder treatment, including treatment performed by prosthesis placed directly in the teeth

27.	Recreational therapy

28.	Sleep therapy

29.	Court-ordered services

30.	Thermograms and thermography

31.	Biofeedback

32.	Radial keratotomy

33.	Respite Care

34.	Inpatient hospital services for mental health

35.	Inpatient and outpatient services for substance abuse

36.	Partial hospitalization

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37.	Skilled nursing facility services

38.	Family Planning Services

39.	Hospice Services

40.	Optometrist Services

41.	Optical Appliances

42.	Organ Transplant Services

43.	Podiatrist Services

44.	Prosthetic Appliances

45.	Outpatient Rehabilitation Services

46.	Maternity and related newborn care

4.1.8	SUPPLEMENTAL BENEFITS

Any service, activity or product not covered under the State Plan may be provided by the contractor only through written approval by the Department and the cost of which shall be borne solely by the contractor.

4.1.9	CONTRACTOR AND DMAHS SERVICE EXCLUSIONS

Neither the contractor nor DMAHS shall be responsible for the following:

A.	All services not medically necessary, provided, approved or arranged by a contractor’s physician or other provider (within his/her scope of practice) except emergency services.

B.	Cosmetic surgery except when medically necessary and approved.

C.	Experimental organ transplants.

D.	Services provided primarily for the diagnosis and treatment of infertility, including sterilization reversals, and related office (medical or clinic), drugs, laboratory services, radiological and diagnostic services and surgical procedures.

E.	Respite Care

F.	Rest cures, personal comfort and convenience items, services and supplies not directly related to the care of the patient, including but not limited to, guest meals and accommodations, telephone charges, travel expenses other than those services not in Article 4.1 of this contract, take home supplies and similar cost. Costs incurred by an accompanying parent(s) for an out-of-state medical intervention are covered under EPSDT by the contractor.

G.	Services involving the use of equipment in facilities, the purchase, rental or construction of which has not been approved by applicable laws of the State of New Jersey and regulations issued pursuant thereto.

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c.	It is strongly encouraged that the contractor publish the formulary on its internet weLsite.

7.	If the formulary includes generic equivalents, the contractor shall provide for a brand name exception process for prescribers to use when medically necessary. For MCSA enrollees, the contractor should implement a mandatory generic drug substitution program consistent with Medicaid program requirements (Not applicable to non-MCSA contractor).

8.	The contractor shall establish and maintain a procedure, approved by DMAHS, for internal review and resolution of complaints, such as timely access and coverage issues, drug utilization review, and claim _management based on standards of drug utilization review.

C.	Pharmacy Lock-In Program. The contractor may implement for MCO enrollees and must implement for MCSA enrollees (not applicable to non-MCSA contractor) a pharmacy lock-in program including policies, procedures and criteria for establishing the need for the lock-in which must be prior approved by DMAHS and must include the following components to the program:

1.	Enrollees shall be notified prior to the lock-in and must be permitted to choose or change pharmacies for good cause.

2.	A seventy-two (72)-hour emergency supply of medication at pharmacies other than the designated lock-in pharmacy shall. be permitted to assure the provision of necessary medication required in an interim/urgent basis when the assigned pharmacy does not immediately have the medication.

3.	Care management and education reinforcement of appropriate medication/pharmacy use shall be provided. A plan for an education program for enrollees shall be developed and submitted for review and approval.

4.	The continued need for lock-in shall be periodically (at least every two years) evaluated by the contractor for each enrollee in the program.

5.	Prescriptions from all participating prescribers shall be honored and may not be required to be written by the PCP only.

6.	The contractor shall fill medications prescribed by mental health/substance abuse providers, subject to the limitations described in Article 4.4C.

7.	The contractor shall submit quarterly reports on Pharmacy Lock-in participants. See Section A.7.17 of the Appendices (Table 15).

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5.2	AID CATEGORIES ELIGIBLE FOR CONTRACTOR ENROLLMENT

A.	Except as specified in Article 5.3, all persons who are not institutionalized, belong to one of the following eligibility categories, and reside in any of the enrollment areas, as identified in Article 5.1, are in mandatory aid categories and shall be eligible for enrollment in the contractor’s plan in the manner prescribed by this contract.

1.	Aid to Families with Dependent Children (AFDC)/Temporary Assistance for Needy Families (TANF);

2.	AFDC/TANF-Related, New Jersey Care... Special Medicaid Program for Pregnant Women and Children;

3.	SSI-Aged, Blind, Disabled, and Essential Spouses;

4.	New Jersey Care... Special Medicaid programs for Aged, Blind, and Disabled;

5.	Division of Developmental Disabilities Clients including the Division of Developmental Disabilities Community Care Waiver;

6.	Medicaid only or SSI-related Aged, Blind, and Disabled; :

7.	Uninsured parents/caretakers and children who are covered under NJ FamilyCare;

8.	Uninsured adults and couples without dependent children under the age of 23 who are covered under NJ FamilyCare (Not applicable to non-MCSA contractor).

9.	Restricted alien parents, excluding pregnant women (Not applicable to non-MCSA contractor).

B.	The contractor shall enroll the entire Medicaid case, i.e., all individuals included under the ten digit Medicaid identification number.

C.	DYFS. Individuals who are eligible through the Division of Youth and Family Services may enroll voluntarily. All individuals eligible through DYFS shall be considered a unique Medicaid case and shall be issued an individual 12 digit Medicaid identification number, and may be enrolled in his/her own contractor.

D.	The contractor shall be responsible for keeping its network of providers informed of the enrollment status of each enrollee.

E.	Dual eligibles (Medicaid-Medicare) may voluntarily enroll.

5.3	EXCLUSIONS AND EXEMPTIONS

Persons who belong to one of the eligible populations (defined in 5.2A) shall not be subject to mandatory enrollment if they meet one or more criteria defined in this Article. Persons who fall into an “excluded” category (Article 5.3.1A) shall not be eligible to enroll in the contractor’s plan. Persons falling into the categories under Article 5.3.1B

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It is hereby understood and agreed by both parties that this contract shall be effective and payments by DMAHS made to the contractor suticct to the availability of State and federal funds. It is further agreed by both parties that this contract can be renegotiated or terminated, without liability to the State in order to comply with state and federal requirements for the purpose of maximizing federal financial participation.

J.	Upon termination of this contract, the contractor shall comply with the closeout procedures in Article 7.13.

K.	Rights and Remedies. The rights and remedies of the Department provided in this Article shall not be exclusive and are in addition to all other rights and remedies provided by law or under this contract.

7.13	CLOSEOUT REQUIREMENTS

A.	A closeout period shall begin one hundred-twenty (120) days prior to the last day the contractor is responsible for coverage of specific beneficiary groups or operating under this contract. During the closeout period, the contractor shall work cooperatively with, and supply program information to, any subsequent contractor and DMAHS. Both the program information and the working relationships between the two contractors shall be defined by DMAHS.

B.	The contractor shall be responsible for the provision of necessary information and records, whether a part of the MCMIS or compiled and/or stored elsewhere, to the new contractor and/or DMAHS during the closeout period to ensure a smooth transition of responsibility. The new contractor and/or DMAHS shall define the information required during this period and the time frames for submission. Information that shall be required includes but is not limited to:

1.	Numbers and status of complaints and grievances in process;

2.	Numbers and status of hospital authorizations in process, listed by hospital;

3.	Daily hospital logs;

4.	Prior authorizations approved and disapproved;

5.	Program exceptions approved;

6.	Medical cost ratio data;

7.	Payment of all outstanding obligations for medical care rendered to enrollees;

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The contractor shall have the right to request an informal hearing regarding disputes under this contract by the Director, or the designee thereof. This shall not in any way limit the contractor’s or State’s right to any remedy pursuant to New Jersey law.

7.25	MEDICARE RISK CONTRACTOR

To maximize coordination of care for dual eligibles while promoting the efficient use of public funds, the contractor:

A.	Is recommended to be a Medicare+Choice contractor.

B.	Shall serve all eligible populations.

7.26	TRACKING AND REPORTING

As a condition of acceptance of a managed care contract, the contractor shall be held to the following reporting requirements:

A.	The contractor shall develop, implement, and maintain a system of records and reports which include those described below and shall make available to DMAHS for inspection and audit any reports, financial or otherwise, of the contractor and require its providers or subcontractors to do the same relating to their capacity to bear the risk of potential financial losses in accordance with 42 C.F.R. § 434.38. Except where otherwise specified, the contractor shall provide reports on hard copy, computer diskette or via electronic media using a format and commonly-available software as specified by DMAHS for each report.

B.	The contractor shall maintain a uniform accounting system that adheres to generally accepted accounting principles for charging and allocating to all funding resources the contractor’s costs incurred hereunder including, but not limited to, the American Institute of Certified Public Accountants (AICPA) Statement of Position 89-5 “Financial Accounting and Reporting by Providers of Prepaid Health Care Services”.

C.	The contractor shall submit financial reports including, among others’, rate cell grouping costs, in accordance with the timeframes and formats contained in Section A of the Appendices. The contractor shall submit separate financial reports for MCSA enrollees in accordance with the rate cell grouping for this population (Not applicable to non-MCSA contractor).

D.	The contractor shall provide its primary care practitioners with quarterly utilization data within forty-five (45) days of the end of the program quarter comparing the average medical care utilization data of their enrollees to the average medical care utilization data of other managed care enrollees. These data

Amended as of November 1, 2003	VII-37

H.	The contractor shall annually and at the time changes are made report its staffing positions including the names of supervisory personnel (Director level and above and the QM/UR personnel), organizational chart, and any position vacancies in these major areas.

I.	DMAHS shall have the right to create additional reporting requirements at any time as required by applicable federal or State laws and regulations, as they exist or may hereafter be amended and incorporated into this contract.

J.	Reports that shall be submitted on an annual or semi-annual basis, as specified in this contract, shall be due within sixty (60) days of the close of the reporting period, unless specified otherwise.

K.	MCSA Paid Claims Reconciliation. On a quarterly basis, the contractor shall provide paid claims data, via an encounter data file or separate paid claims file, that meet the HIPAA format requirements for audit and reconciliation purposes. The contractor shall provide documentation that demonstrates a 100% reconciliation of the amounts paid to the amounts billed to the DMAHS. The paid claims data shall include at a minimum, claim type, provider type, category of service, diagnosis code (5’ digits), procedure/revenue code, Internal Control Number or Patient Account Number under HIPAA, provider ID, dates of services, that will allow the DMAHS to price claims in comparison to Medicaid fee schedules for evaluation purposes: (This section not applicable to non-MCSA contractor).

7.27	FINANCIAL STATEMENTS

7.27.1	AUDITED FINANCIAL STATEMENTS (SAP BASIS)

A.	Annual Audit. The contractor shall submit its audited annual financial statements prepared in accordance with Statutory Accounting Principles (SAP) certified by an independent public accountant no later than June 1 of each year, for • the immediately preceding calendar year as well as for any company that is a financial guarantor for the contractor in accordance with N.J.S.A. 8:38-11.6.

B.	Audit of Rate Cell Grouping Costs

The contractor shall submit, quarterly, reports found in Appendix, Section A in accordance with the “HMO Financial Guide for Reporting Medicaid/NJ Family Care Rate Cell Grouping Costs” (Appendix, Section B7.3). These reports shall be reviewed by an independent public accountant in accordance with the standard “Agreed Upon Procedures” (Appendix, Section B).

The contractor shall require its independent public accountant to prepare a letter and report of findings which shall be submitted to DMAHS by June 1 of each

Amended as of November 1, 2003	VII-39

8.5.1	REGIONS

Capitation rates for DYFS, NJ FamilyCare Plans B, C, and D and the non risk-adjusted rates for AIDS and clients of DDD are statewide. Rates for all other premium groups are regional in each of the following regions:

•	Region 1: Bergen, Hudson, Hunterdon, Morris, Passaic, Somerset, Sussex, and Warren counties

•	Region 2: Essex, Union, Middlesex, and Mercer counties

•	Region 3: Atlantic, Burlington, Camden, Cape May, Cumberland, Gloucester, Monmouth, Ocean, and Salem counties

Contractors may contract for one or more regions but, except as provided in Article 2, may not contract for part of a region.

8.5.2	MAJOR PREMIUM GROUPS

The following is a list of the major premium groups. The individual rate groups (e.g. children under 2 years, etc.) with their respective rates are presented in the rate tables in the appendix.

8.5.2.1	AFDC/TANF, NJC PREGNANT WOMEN, AND NJ FAMILYCARE PLAN A CHILDREN

This grouping includes capitation rates for Aid to Families with Dependent Children (AFDC)/Temporary Assistance for Needy Families (TANF), New Jersey Care Pregnant Women and Children, and NJ FamilyCare Plan A children (includes individuals under 21 in PSC 380), but excludes individuals who have AIDS or are clients of DDD.

8.5.2.2	NJ FAMILYCARE PLANS B & C

This grouping includes capitation rates for NJ FamilyCare Plans B and C enrollees, excluding individuals with AIDS and/or DDD clients.

8.5.2.3	NJ FAMILYCARE PLAN D CHILDREN

This grouping includes capitation rates for NJ FamilyCare Plan D children, excluding individuals with AIDS.

8.5.2.4	NJ FAMILYCARE PLAN D PARENTS/CARETAKERS

This grouping includes capitation rates for NJ FamilyCare Plan D parents/caretakers, excluding individuals with AIDS, and include only enrollees 19 years of age or older.

Amended as of November 1, 2003	VIII-6

8.5.7	EPSDT INCENTIVE PAYMENT

The contractor shall be paid separately, $10 for every documented encounter record for a contractor-approved EPSDT screening examination. The contractor shall be required to pass the $10 amount directly to the screening provider.

The incentive payment shall be reimbursed for EPSDT encounter records submitted in accordance with 1) procedure codes specified by DMAHS, and 2) EPSDT periodicity schedule.

8.5.8	ADMINISTRATIVE COSTS

The capitation rates, effective July 1, 2003, recognize costs for anticipated contractor administrative expenditures due to Balanced Budget Act regulations.

8.5.9	NJ FAMILYCARE PLAN H ADULTS

The contractor shall be paid an administrative fee for NJ FamilyCare Plan 14 adults without dependent children, and restricted alien parents excluding pregnant women, as defined in Article One (Not applicable to non-MCSA contractor).

8.6	HEALTH BASED PAYMENT SYSTEM (HBPS) FOR THE ABD POPULATION WITHOUT MEDICARE

The DMAHS shall utilize a Health-Based Payment System (HBPS) for reimbursements for the ABD population without Medicare to recognize larger average health care costs and greater dispersion around the average than other DMAHS populations. The contractor shall be reimbursed not only on the basis of the demographic cells into which individuals fall, but also on the basis of individual health status.

The Chronic Disability Payment System (CDPS) (University of California, San Diego) is the HBPS or the system of Risk Adjustment that shall be used in this contract. The methodology for CDPS specific to New Jersey is provided in the Actuarial Certification Letter for Risk Adjustment issued separately to the contractor. Two base capitation rates and a DDD mental health/substance abuse add-on are developed for this population. These are:

•	ABD without Medicare, non-DDD

•	ABD DDD without Medicare, physical health component

•	ABD - DDD without Medicare, Mental Health/Substance Abuse add-on-component

The Risk adjustment process has four major components.

•	Development of base rates for the risk adjusted populations.

Amended as of November 1, 2003	VIII-9

payment that is proportionate to the part of the month during which the contractor provides coverage. Payments are calculated and made to the last day of a calendar month except as noted in this Article.

J.	Risk Assumption. The capitation rates shall not include any amount for recoupment of any losses suffered by the contractor for risks assumed under this contract or any prior contract with the Department.

K.	Hospitalizations. For any eligible person who applies for participation in the contractor’s plan, but who is hospitalized prior to the time coverage under the plan becomes effective, such coverage shall not commence until the date after such person is discharged from the hospital and DMAHS shall be liable for payment for the hospitalization, including any charges for readmission within forty-eight (48) hours of discharge for the same diagnosis. If an enrollee’s disenrollment or termination becomes effective during a hospitalization, the contractor shall be liable for hospitalization until the date such person is discharged from the hospital, including any charges for readmission within forty-eight (48) hours of discharge for the same diagnosis. The contractor must notify DMAHS of these occurrences to facilitate payment to appropriate providers.

L.	Continuation of Benefits. The contractor shall continue benefits for all enrollees for the duration of the contract period for which capitation payments have been made, including enrollees in an inpatient facility until discharge. The contractor shall notify DMAHS of these occurrences.

M.	Drug Carve-Out Report. The DMAHS will provide the contractor with a monthly electronic file of paid drug claims data for non-dually eligible, ABD enrollees.

N.	MCSA Administrative Fee. The Contractor shall receive a monthly administrative fee, PMPM, for its MCSA enrollees, by the fifteenth (15th) day of any month during which health care services will be available to an enrollee (Not applicable to non-MCSA contractor).

O.	Reimbursement for MCSA Enrollee Paid Claims. The contractor shall submit to DMAHS a financial summary report of claims paid on behalf of MCSA enrollees on a weekly basis. The report shall be summarized by category of service corresponding to the MCSA benefits and payment dates, accompanied by an electronic file of all individual claim numbers for which the State is being billed (Not applicable to non-MCSA contractor).

P.	MCSA Claims Payment Audits. The contractor shall monitor and audit claims payments to providers to identify payment errors, including duplicate payments, overpayments, underpayments, and excessive payments. For such payment errors (excluding underpayments), the contractor shall refund DMAHS the overpaid amounts. The . contractor shall report the dollar amount of claims with payment errors on a monthly basis, which is subject to

Amended as of November 1, 2003	VIII-18

verification by the State. The contractor is responsible for collecting funds due to the State from p: aviders, either through cash payments or through offsets to payments due the providers (Not applicable to non-MCSA contractor).

8.9	CONTRACTOR ADVANCED PAYMENTS AND PIPS TO PROVIDERS

A.	The contractor shall make advance payments to its providers, capitation, FFS, or other financial reimbursement arrangement, based on a provider’s historical billing or utilization of services if the contractor’s claims processing systems become inoperational or experience any difficulty in making timely payments. Under no circumstances shall the contractor default on the claims payment timeliness provisions of this contract. Advance payments shall also be made when compliance with claims payment timeliness is less than ninety (90) percent for two (2) quarters. Such advance payments will continue until the contractor is in full compliance with timely payment provisions for two (2) successive quarters.

B.	Periodic Interim Payments (PIPs) to Hospitals. The contractor shall provide periodic interim payments to participating, PIP-qualifying hospitals.

1.	Designation of PIP-Qualifying Hospitals. Each quarter, DMAHS shall determine which hospitals qualify for monthly PIPs.

2.	When Contractor is Required to Make PIPs. The contractor shall make PIPs to a participating (network provider), qualifying hospital when the average monthly payment from the contractor to the hospital is at least $100,000 for the most recent six-month period excluding outliers. An outlier is defined as a single admission for which the payment to the hospital exceeds $100,000. It should be noted that outlier claims paid are included in the establishment of the monthly PIPs and the reconciliation of the PIPs.

3.	Methodologies to Establish Amount of PIPs.

a.	The contractor may work out a mutually agreeable arrangement with the participating PIP-qualifying hospitals for developing a methodology for determining the amount of the PIPs and reconciling the PIP advances to paid claims. If a mutually agreeable arrangement cannot be reached, the contractor shall make PIPs in accordance with the methodology described in 3.b. below.

b.	Beginning August 1, 2000, the contractor shall provide a participating, PIP-qualifying hospital with an initial 60-day PIP (representing two 30-day cash advances) which shall be reconciled using a claims offset process, with the first 30-day PIP reconciled

Amended as of November 1, 2003	VIII-19

Plan H Covered
Durable Medical Equipment

Alternating Pressure Pads
Bed Pans
Bladder Irrigation Supplies
Blood Glucose Monitors and Supplies
Canes
Commodes
Note: Bathroom devices permanently attached are not covered
Crutches and Related Attachments
Fracture Frames
Gastrostomy Supplies
Hospital Beds (Manual, Semi-Electric, Full Electric) and Related Equipment
Ileostomy Supplies
Infusion Pumps
Intermittent Positive Pressure Breathing (IPPB) Treatments and Related Supplies
IV Poles
Jejunostomy Supplies
Lancets and Related Devices
Loop Heals/Loop Toe Devices
Lymphedema Pumps
Manual Wheelchairs and Related Equipment
Note: Motorized wheelchairs are not covered
Note: Types of covered wheelchairs include full-reclining; hemi; high-strength lightweight; high-strength lightweight; heavy duty; and semi-reclining.
Mattress Overlays
Note:Low air loss and air fluidized bed systems not covered
Nasogastric Tubing
Nebulizers and Related Supplies
Needles
Ostomy Supplies
Over-Bed Tables
Oxygen and Related Equipment and Supplies
Note: Liquid and gas systems and oxygen concentrators are covered
Note: Ventilation systems are not covered
Pacemaker Monitors
Parenteral Nutrition
Patient Lifts
Pneumatic Appliances
Sitz Bath
Suction Machines and Related Supplies
Syringes
Tracheostomy Supplies
Traction/Trapeze Apparatus
Urinals
Urinary Pouches and Related Supplies
Urine Glucose Tests
Walkers and Related Attachments
Wheelchair Seating/Support Systems